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                                                                    EXHIBIT 12.1

                            LUCENT TECHNOLOGIES INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                              FOR THE TWELVE  FOR THE TWELVE   FOR THE NINE       FOR THE         FOR THE
                               MONTHS ENDED    MONTHS ENDED    MONTHS ENDED      YEAR ENDED      YEAR ENDED
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                  1998 (B)        1997 (B)        1996 (B)         1995             1994
                                ------------    -----------      ----------      ---------        ---------
Earnings Before
 Income Taxes ............         $2,396         $1,503            $375          $(1,136)         $  783
Less Interest
 Capitalized During
  the Period .............             17             14              14               14               7
Less Undistributed
  Earnings of
  Less than 50%
  Owned Affiliates .......             11              3               1                2              21
Add Fixed Charges ........            498            457             311              327             338
                                   ------         ------            ----          -------          ------
 Total Earnings ..........         $2,866         $1,943            $671          $  (825)         $1,093

Fixed Charges
Total Interest Expense
 Including
 Capitalized Interest.....         $  297         $  281            $209          $   257          $  277
Interest Portion of Rental
  Expenses ...............            137            109              61               70              61
                                   ------         ------            ----          -------          ------
 Total Fixed Charges......         $  434         $  390            $270          $   327          $  338

Ratio of Earnings to Fixed
  Charges ................            6.6            5.0             2.5               (A)            3.2
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(A) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income(loss) before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates and plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 1995 by $1,152.
(B) Certain prior year amounts have been reclassified to conform to the current year presentation.